As filed with the Securities and Exchange Commission on March 12, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-220348

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213112

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-192033

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160743

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-99483

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-84290

Ditech Holding Corporation

(Exact name of registrant as specified in its charter)

Maryland	13-3950486
(State of Incorporation)	(IRS Employer Identification No.)

1100 Virginia Drive, Suite 100 Fort Washington, PA	19034
(Address of Principal Executive Offices)	(Zip Code)

Walter Investment Management Corp. 2017 Omnibus Incentive Plan

Walter Investment Management Corp. 2011 Omnibus Incentive Plan (Amended and Restated June 9, 2016)

Walter Investment Management Corp. 2011 Omnibus Incentive Plan

Walter Investment Management Corp. 1999 Equity Incentive Plan, as amended

Walter Investment Management Corp. 2009 Long-Term Incentive Award Plan

Hanover Capital Mortgage Holdings, Inc. 1997 Executive and Non-Employee Director Stock Option Plan

Hanover Capital Mortgage Holdings, Inc. 1999 Equity Incentive Plan

(Full title of the plan)

John J. Haas, Esq.

General Counsel, Chief Legal Officer and Secretary

Ditech Holding Corporation.

3000 Bayport Drive, Suite 1100

Tampa, FL 33607

(844) 714-8603

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Ditech Holding Corporation (the “Company”) deregisters all securities remaining unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company under its previous name, Walter Investment Management Corp., or by its predecessor, Hanover Capital Mortgage Holdings, Inc., with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-220348), pertaining to the registration of 3,650,000 shares of common stock (“Shares”) issuable under the Walter Investment Management Corp. 2017 Omnibus Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-213112), pertaining to the registration of 2,000,000 Shares issuable under the Walter Investment Management Corp. 2011 Omnibus Incentive Plan, as amended and restated on June 9, 2016.

•	Registration Statement on Form S-8 (No. 333-192033), pertaining to the registration of 5,815,000 Shares issuable under the Walter Investment Management Corp. 2011 Omnibus Incentive Plan, as amended on May 3, 2013.

•	Registration Statement on Form S-8 (No. 333-160743), pertaining to the registration of 260,137 Shares issuable under the Walter Investment Management Corp. 1999 Equity Incentive Plan and 3,000,000 Shares issuable under the Walter Investment Management Corp. 2009 Long-Term Incentive Award Plan.

•	Registration Statement on Form S-8 (No. 333-99483), pertaining to the registration of 325,333 Shares issuable under the Hanover Capital Mortgage Holdings, Inc. 1997 Executive and Non-Employee Director Stock Option Plan.

•	Registration Statement on Form S-8 (No. 333-84290), pertaining to the registration of 487,812 Shares issuable under the Hanover Capital Mortgage Holdings, Inc. 1999 Equity Incentive Plan.

As previously disclosed, on November 30, 2017, Walter Investment Management Corp. filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”) to pursue its previously announced Prepackaged Chapter 11 Plan of Reorganization, dated November 6, 2017. On January 17, 2018, the Court approved the Amended Prepackaged Chapter 11 Plan of Walter Investment Management Corp. and the Affiliate Co-Plan Proponents (as confirmed, the “Prepackaged Plan”), and on January 18, 2018, entered an order confirming such approval. On February 9, 2018 (the “Effective Date”), the Prepackaged Plan became effective pursuant to its terms and the Company emerged from the chapter 11 case.

Pursuant to the Prepackaged Plan, on the Effective Date, all existing equity interests of the Company were cancelled. Accordingly, the offerings pursuant to the Registration Statements have been terminated.

In accordance with the undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on March 12, 2018.

DITECH HOLDING CORPORATION

By:	/s/ John J. Haas
Name: John J. Haas
Title: General Counsel, Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities indicated on the dates set forth below.

Date	Signature	Title

March 12, 2018	/s/ Jeffrey P. Baker Jeffrey P. Baker	Interim Chief Executive Officer and President (Principal Executive Officer)

March 12, 2018	/s/ Gerald A. Lombardo Gerald A. Lombardo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

March 12, 2018	/s/ Thomas F. Marano Thomas F. Marano	Director, Chairman

March 12, 2018	/s/ David S. Ascher David S. Ascher	Director

March 12, 2018	/s/ George M. Awad George M. Awad	Director

March 12, 2018	/s/ Seth L. Bartlett Seth L. Bartlett	Director

March 12, 2018	/s/Daniel G. Beltzman Daniel G. Beltzman	Director

March 12, 2018	/s/ John R. Brecker John R. Brecker	Director

March 12, 2018	/s/ Neal P. Goldman Neal P. Goldman	Director

March 12, 2018	/s/ Thomas G. Miglis Thomas G. Miglis	Director

March 12, 2018	/s/ Samuel T. Ramsey Samuel T. Ramsey	Director

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